Exhibit 99.1

                           CHROMATICS COLOR SCIENCES
                               INTERNATIONAL, INC.

Contact:       Darby S. Macfarlane
Telephone:     (212) 717-6544
Fax:           (212) 717-6675

                              FOR IMMEDIATE RELEASE
                               December 23, 1997

                                   STOCK SPLIT

      Chromatics Color Sciences International, Inc. (NASDAQ: CCSI) The Company announced today that the Board of Directors of the Company has adopted proposals for submission to the shareholders for their approval in order to effect (i) a 3 for 2 forward split of the outstanding shares of common stock,
(ii) an extension to December 31, 2000 of the expiration date of the conversion feature of the Company's Series A preferred stock and (iii) a revision to the market price conversion feature of the Series A preferred stock to adjust for the stock split and a revision to modify certain performance goals. These matters will be presented to the shareholders in the near future for their review and approval.

      The Board of Directors has also added a new independent Director to the Company's Board of Directors, Mr. Edmund Vimond. Mr. Vimond is a former CEO of Shulton (a subsidiary of American Cyanamid Company) and R.J. Reynolds Tobacco International, in addition to holding earlier management positions at Johnson and Johnson and Warner-Lambert Company.

      "We are very pleased that Mr. Vimond is joining us during this next phase in the Company's development" said Darby S. Macfarlane, Chief Executive Officer, CCSI.

      The Company is engaged in the business of color science and has developed technologies with medical applications involving the detection and monitoring of certain chromogenic diseases. These technologies also have other applications including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries. The Company's common stock is traded on NASDAQ under the symbol "CCSI".

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      Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the impact of competition, the obtaining of future regulatory clearances applicable to proposed new applications of the Company's technology, management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on Form 10-KSB for the year end December 31, 1996 and its quarterly report on Form 10-QSB for the period ended September 30, 1997.